Exhibit 10.13

2018 Ameren Executive Incentive Plan for Officers

Plan Summary
Effective January 1, 2018

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Summary

The Ameren Executive Incentive Plan for Officers (“EIP-O”) is intended to reward eligible Officers for their contributions to Ameren’s success. The EIP-O rewards Officers for Ameren’s earnings per share (“EPS”) results, safety, operational performance results and individual performance during a plan year (January 1 - December 31). The EIP-O is approved by the Human Resources Committee of Ameren’s Board of Directors (“Committee”). Ameren reserves the right at its sole discretion to revise, modify, suspend, continue or discontinue the EIP-O effective for a future plan year.

Eligibility

All Officers1 who are actively employed on the date the award is paid and who comply with the Confidentiality and Non-Solicitation obligations described below are eligible to participate in the EIP-O pursuant to the terms described herein and except as provided under “Impact of Events” (below).

Award Opportunities

Award opportunity percentages are set by the Committee. Annually, you will receive an individual communication regarding your short-term incentive target opportunity, expressed as a percentage of your base salary. Base salary is defined, generally, as the salary at the end of the plan year or at the time of eligible termination of employment, if earlier. However, if your salary changes during the plan year, proration will apply as specified in “Job changes during plan year" under “Impact of Events.”

Plan Structure

The EIP has four primary components: (1) annual performance metrics; (2) a base award; (3) an individual performance modifier; and (4) an individual short-term incentive payout. These components are described in more detail below.

Annual Performance Metrics (EPS, Safety & Operational)
The performance metrics in the plan are weighted as follows: 80% based on EPS, 10% based on safety, and 10% based on operational measures. Each of these measures are described below:

Earnings Per Share (“EPS”) – The EPS goal represents GAAP continuing diluted EPS and is set generally consistent with earnings guidance and the proposed annual budget. EPS achievement levels may be adjusted to include or exclude specified items of an unusual nature or non-recurring or significant events not anticipated in the business plan when EPS achievement levels were established. Any such adjustment will be determined by the Committee at its sole discretion and only as permitted by the Ameren Corporation 2014 Omnibus Incentive Compensation Plan (“Plan”).
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1 The role of Assistant Vice President is considered to be an Officer of the company and therefore, eligible for the Executive Incentive Plan for Officers.

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Safety c2c - A co-worker to co-worker ("c2c") interaction is a leading indicator for safety performance. A c2c interaction is a formal process for co-worker interactions with the goal of reinforcing safe behaviors, providing constructive feedback for risky and/or unsafe behaviors and conditions, identifying and discussing corrective actions and gathering behavior data for trending and sharing across Ameren. Overall safety performance will be considered when determining final safety performance level.
The operational measures consist of the following metrics, each weighted 3 1/3%:

•	Equivalent Availability ("EA") – EA measures the percentage of the year Ameren Missouri's base load coal-fired generation fleet is available for operating at full capacity.

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System Average Interruption Frequency Index ("SAIFI") – SAIFI is a standard customer reliability measure that assesses how often the average customer experiences a sustained interruption over a one-year period.

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Callaway Performance Index ("CPI") – CPI measures Callaway Energy Center's overall plant performance through an index of safety and reliability measures, consistent with the Institute of Nuclear Plant Operations (INPO) Index.

Three levels of performance achievement are established for each performance metric – Threshold, Target and Maximum. The three levels are defined as follows:

Base Award
Following the conclusion of the plan year, Ameren’s actual EPS, safety & operational performance will be measured. Using these performance results, a formulaic Base Award will be determined for each Officer. Achievement between the established levels (threshold, target, and maximum) will be interpolated on a straight-line basis. As described below, this formulaic Base Award will then be subject to modification based on your individual performance.

Individual Performance Modifier
Your Base Award may be adjusted up or down by as much as 25%, based on your individual contributions and performance during the plan year. Demonstrated leadership and the achievement of key operational goals (besides those specifically measured under the Plan) are also considered when further modifying the Base Award for each Officer. In the case of poor or non-performance, an award may be adjusted down to zero.

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In the event that maximum results are achieved under the EPS, safety and operational measures and therefore, the Base Award is equal to 200% of the short-term target incentive opportunity, the individual performance modifier may only apply as a reduction to the Base Award.

Individual Short-Term Incentive Payout2
The individual short-term incentive payout represents the actual short-term incentive award you will receive as a result of both Ameren’s performance and your own individual contributions. The maximum payout under the EIP-O is 200% of your short-term target incentive target opportunity.

The following diagram shows how the final incentive payment is calculated:

2018 EIP-O awards will be paid no later than March 15, 2019. Except as described below under “Impact of Events”, in no event will you be eligible for, or entitled to, a payment of an award if you are not actively employed with Ameren on the date the award is paid.

The Committee will review and has the authority to approve the final amount of payment. All payments are within the complete and sole discretion of the Committee. The final payment amount awarded to each Officer is final and conclusive and not subject to review.

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2 Notwithstanding anything herein to the contrary, and in accordance with Section 12.06 of the Plan, the amount of the payout, if any, paid to each Officer under the EIP shall in no event exceed 0.5% of Ameren’s reported net income, as determined by the Committee in its sole discretion, subject to the maximum payout amount set forth in Section 4.03(e) of the Plan.

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Impact of Events

The following table shows how the EIP-O payout is impacted by various events.

Event	Payout
Hire during plan year
The award pays out by March 15, 2019 based on 2018 base salary and EPS, safety & operational performance, pro rata for the number of days worked in the plan year and subject to the individual performance modifier.

Job changes during plan year (salary increase, new role, etc.)
The award pays out by March 15, 2019 based on 2018 base salary and EPS, safety and operational performance, pro rata based on any changes in short-term incentive target opportunity, salary, performance metrics and/or plan eligibility for each respective time period during the plan year, and subject to the individual performance modifier.

Death, disability or retirement during plan year or following plan year but before award is paid
The award pays out by March 15, 2019 based on 2018 base salary and EPS, safety & operational performance, pro rata for the number of days worked in the plan year, and subject to the individual performance modifier. In addition, any amounts payable under the Plan shall be offset by any amount owed by the Officer to Ameren or any subsidiary.

Paid, unpaid or military leave of absence during plan year	Treated as a period of normal employment.
Involuntary termination resulting in eligibility for payment under the Ameren Corporation Severance Plan for Ameren Officers
The award pays out by March 15, 2019 based on 2018 base salary and EPS, safety & operational performance, pro rata for the number of days worked in the plan year, and subject to the individual performance modifier, assuming the eligible participant signed and returned the Company’s approved general release and waiver within the appropriate deadlines and without timely revocation. In addition, any amounts payable under the Plan shall be offset by any amount owed by the Officer to Ameren or any subsidiary.

Other involuntary or voluntary termination	No payout if termination occurs during the plan year or following the plan year but before any award is paid.
Violation of Confidentiality or Non-Solicitation Provision, or engaging in conduct or activity that is detrimental to Ameren	No payout if violation occurs before any award is paid. If violation occurs after the award is paid, the Officer will repay the award upon demand from Ameren.

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Confidentiality and Non-Solicitation Obligations

Confidential Information
Officers, by virtue of their position with Ameren, have access to and/or receive trade secrets and other confidential and proprietary information about Ameren’s business that is not generally available to the public and which has been developed or acquired by Ameren at considerable effort and expense (hereinafter “Confidential Information”). Confidential Information includes, but is not limited to, information about Ameren’s business plans and strategy, environmental strategy, legal strategy, legislative strategy, finances, marketing, management, operations, and/or personnel. As an Officer, you agree that, both during and after your employment with Ameren, you:

a.	will only use Confidential Information in connection with Officer’s duties and activities on behalf of or for the benefit of Ameren;

b.	will not use Confidential Information in any way that is detrimental to Ameren;

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will hold the Confidential Information in strictest confidence and take reasonable efforts to protect such Confidential Information from disclosure to any third party or person who is not authorized to receive, review or access the Confidential Information;

d.	will not use Confidential Information for Officer’s own benefit or the benefit of others, without the prior written consent of Ameren; and

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will return all Confidential Information to Ameren within two business days of the Officer’s termination of employment or immediately upon Ameren’s demand to return the Confidential Information to Ameren.

Non-Solicitation
In addition, in the event that you terminate employment with Ameren, you agree that, for one year from the end of your employment, you will not, directly or indirectly, on your behalf or on behalf of any other person, company or entity:

a.	market, sell, solicit, or provide products or services competitive with or similar to products or services offered by Ameren to any person, company or entity that:

i.	is a customer or potential customer of Ameren during the twelve (12) months prior to your termination of employment and

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with which you had direct contact with during the twelve (12) months prior to your termination of employment or possessed, utilized or developed Confidential Information about during the twelve (12) months prior to your termination of employment;

b.
raid, hire, solicit, encourage or attempt to persuade any employee or independent contractor of Ameren, or any person who was an employee or independent contractor of Ameren during the 24 months preceding your termination, to leave the employ of, terminate or reduce the person’s employment or business relationship with Ameren;

c.	interfere with the performance of any Ameren employee or independent contractor’s duties for Ameren.

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Impact on Incentive Award Payment
If an Officer violates the Confidentiality and Non-Solicitation obligations or engages in conduct or activity that is detrimental to Ameren in the one year after employment with Ameren ends, then the Officer will not be eligible for the incentive award and the award will be rescinded. If an Officer violates the Confidentiality and Non-Solicitation obligations after the award is paid, or if Ameren learns of the violations after the award is paid, the Officer shall repay the award to Ameren within thirty (30) days of receiving a demand from Ameren for the repayment of the award.
Similarly, if an Officer engages in conduct or activity that is detrimental to Ameren after the award is paid, or if Ameren learns of the detrimental conduct or activity after the award is paid, and such conduct occurred less than one year after Officer’s employment with Ameren ended, Officer shall repay the award to Ameren within thirty (30) days of receiving a demand from Ameren for the repayment of the award and Ameren shall be entitled to an award of attorneys’ fees incurred in connection with securing such repayment.

Ameren Relief

Officer acknowledges and agrees that the Confidentiality and Non-Solicitation provisions set forth above are necessary to protect Ameren’s legitimate business interests, such as its Confidential Information, goodwill and customer relationships. Officer acknowledges and agrees that a breach by Officer of either the Confidentiality or Non-Solicitation provision will cause irreparable damage to Ameren for which monetary damages alone will not constitute an adequate remedy.

In the event of such breach or threatened breach, Ameren shall be entitled as a matter of right (without being required to prove damages or furnish any bond or other security) to obtain a restraining order, an injunction, or other equitable or extraordinary relief that restrains any further violation or threatened violation of either the Confidentiality or Non-Solicitation provision, as well as an order requiring Officer to comply with the Confidentiality and/or Non-Solicitation provisions. Ameren’s right to a restraining order, an injunction, or other equitable or extraordinary relief shall be in addition to all other rights and remedies to which Ameren may be entitled to in law or in equity, including, without limitation, the right to recover monetary damages for Officer’s violation or threatened violation of the Confidentiality and/or Non-Solicitation provisions.

Finally, Ameren shall be entitled to an award of attorneys’ fees incurred in connection with securing any relief hereunder and/or pursuant to a breach or threatened breach of the Confidentiality and/or Non-Solicitation provisions.

Administration

The EIP-O and the employee’s rights hereunder are subject to all the terms and conditions of the Ameren Corporation 2014 Omnibus Incentive Compensation Plan (“Plan”), as the same may be amended from time to time, as well as to such rules and regulations as the Committee or its designee may adopt for administration of the Plan. The Committee, or its designee, is authorized to administer, construe and make all determinations necessary or appropriate to the administration of this EIP-O, all of which will be binding upon participants. If any provision of this EIP-O conflicts in any manner with the Plan, the terms of the Plan shall control.

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Governing Law, Jurisdiction and Agreement to Arbitrate

The EIP-O shall be interpreted and governed in accordance with the laws of the State of Missouri.  Any action regarding the EIP-O, except for any dispute arising out of the above Confidentiality or Non-Solicitation provisions, shall be brought before binding Arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association and pursuant to the Federal Arbitration Act.  Any dispute arising out of the above Confidentiality or Non-Solicitation provisions shall be brought in either the state or Federal court located in St. Louis, Missouri, and Officer agrees to submit himself/herself to the jurisdiction of the state or Federal court located in St. Louis, Missouri without regard to conflicts of law principles or personal jurisdiction. If a court construes all or any part of the above Confidentiality or Non-Solicitation provisions to be unreasonable or unenforceable, such court may revise the provision(s) to the maximum extent permitted by Missouri law and then enforce such provision(s) as so revised.

Miscellaneous

No employee shall have any claim or right to receive an award under this EIP-O. Neither this EIP-O nor any action taken hereunder shall be construed as giving an employee any right to be retained by Ameren Corporation or any of its subsidiaries or to limit in any way the right of Ameren Corporation or any of its subsidiaries to change such employee’s compensation or other benefits or to terminate the employment or service of such person with or without cause. For purposes of this EIP-O, the transfer of employment by an employee between subsidiaries shall not be deemed a termination of the employee’s employment.

Contact

Questions regarding this plan may be directed to the Director, Compensation & Performance at 314.206.0391, or the Executive Compensation Manager at 314.206.0642.

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